Filed Pursuant to Rule 433
Registration No. 333-156132
$500,000,000 5.90% Senior Notes due 2019
TERM SHEET
May 28, 2009

Issuer:	The Travelers Companies, Inc.

Securities:	5.90% Senior Notes due 2019

Principal Amount:	$500,000,000

CUSIP:	89417E AF6

Maturity Date:	June 2, 2019

Public Offering Price:	99.560%

Gross Proceeds:	$497,800,000

Coupon:	5.90%

Benchmark Treasury:	3.125% due May 2019

Benchmark Treasury Yield:	3.709%

Re-offer Spread to Treasury:	+225 bps

Yield-to-Maturity:	5.959%

Interest Payment Dates:	Semi-annually in arrears on June 2 and Dec 2, commencing Dec 2, 2009

Make Whole Call:	T+35 bps

Ratings/Outlook:[1]

• Moody’s	A2/Stable

• S&P	A-/Stable

• Fitch	A/Stable

• A.M. Best	a-/Positive

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Specified Currency:	U.S. Dollars

Trade Date:	May 28, 2009

Settlement Date (T+3):	June 2, 2009

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Banc of America Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc.

1.	Agency ratings are not a recommendation to buy, sell or hold any security, and they may be revised or withdrawn at any time by the rating organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The system and the number of rating categories can vary widely from rating agency to rating agency.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Banc of America Securities LLC toll free at 1-800-294-1322, Barclays Capital Inc. toll free at 1-888-227-2275, ext. 2663 and Deutsche Bank Securities Inc. toll free at 1-800-503-4611.